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Exhibit 10.36

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is effective as of May 14, 2002 (the "Effective Date"), by and between QRS Corporation, a Delaware corporation with a principal place of business at 1400 Marina Way South, Richmond, California 94804 ("QRS" or "Company"), and Tania Amochaev (the "Consultant").

1.
Nature of Engagement.    Consultant agrees to use her best efforts to perform, to the reasonable satisfaction of QRS, the consulting and advisory services as reasonably requested, from time to time, by the Chief Executive Officer of the Company (the "Services"). This Agreement shall take effect immediately upon expiration of Consultant's term as a Director of the Company such that there will be no gap between Consultant's service to the Company as a Director and her service to the Company as a Consultant. During the term of this Agreement and for six months thereafter, Consultant agrees not to perform similar services on behalf of any entity that is a direct competitor of QRS.

2.
Compensation.    QRS and Consultant anticipate that Consultant will spend no more than four (4) hours per month providing Services pursuant to this Agreement. In the event that Consultant spends in excess of four hours during anyone month providing Services pursuant to this Agreement, Consultant shall be compensated at an hourly rate of $150.00 per hour for any time spent in excess of four (4) hours per month. QRS and Consultant agree that the hourly rate or consulting fee for any significant project or engagement (including any project or engagement requiring in excess of 10 hours per month) shall be separately negotiated by the parties.

3.
Medical Benefits.    During the term of this Agreement, Consultant will continue to be eligible for medical, dental and vision insurance benefits under the Company-sponsored health insurance plan. Consultant shall reimburse QRS for the actual cost incurred by QRS for Consultant's participation in the Company-sponsored medical, dental and vision insurance benefits. Upon the termination of this Agreement, Consultant shall be entitled to receive any benefits that may be available to her pursuant to COBRA. The present monthly cost to QRS of making available medical, dental and vision benefits to Consultant is $1291.45.

4.
Stock Options.    Notwithstanding anything to the contrary set forth in the Company's 1993 Stock Option/Stock Issuance Plan (as amended and restated through May 14,2002, the "Plan") or in any stock option agreement by and between the Company and Consultant dated as of the date of each grant of stock options by QRS to Consultant (collectively, the "Option Agreements"), for any and all stock options granted by QRS to Consultant pursuant to the Plan (the "Options") that have not been exercised, the following shall govern as of the Effective Date:

a)
Notwithstanding anything to the contrary set forth in the Plan or in any of the Option Agreements, the vesting of Consultant's option to purchase an aggregate of 30,000 shares of Common Stock of the Company, pursuant to the Options dated January 2, 2001, July 26, 2001 and January 2, 2002 (collectively, the "Accelerated Options"), shall be accelerated such that she shall be entitled to exercise such Accelerated Options for that number of shares that would have been vested if she had continued to remain as an employee of QRS until August 31, 2003. For the sake of clarity, effective upon the execution of this Agreement (i) Consultant shall be entitled to purchase up to 19,166 shares of the Common Stock granted pursuant to the Accelerated Options, and (ii) the option to purchase the remaining 10,834 unvested shares shall immediately terminate as of the Effective Date. The Allocation of the Accelerated Shares shall be as indicated on Exhibit "B" to this Agreement;

b)
Consultant shall be entitled to exercise her vested Options up until and including ninety (90) days following the later of (i) the termination date of this Agreement or (ii) August 20, 2003; and

  c)
  Consultant agrees to surrender and cancel: (i) the Options received by her in May 1999 to purchase 15,000 shares of the Company's common stock at an exercise price of $43.166667 and (ii) the Options received by her in January 2000 to purchase 15,000 shares of the Company's common stock at an exercise price of$103.00. Consultant agrees to execute any further documents required by the Company in order to effectuate the surrender and cancellation of such Options.

Except as modified herein, the terms of the Option Agreements remain in full force and effect. The provisions of this section 4 shall survive termination of this Agreement.

5.
Term and Termination.    This Agreement will terminate on August 20, 2003 and may thereafter be renewed or extended only in a writing signed by Consultant and the Chief Executive Officer of QRS. Either party may terminate this Agreement at any time, for any reason or no reason, with or without cause, upon thirty (30) days written notice to the other party. All remedies available hereunder or in law or equity shall survive any termination.

6.
Independent Contractor Relationship.    In connection with the performance of the Services hereunder, Consultant shall not be an employee, agent, joint venturer or partner of QRS or any of its affiliates or any other person, entity or business with respect to which Consultant may render any consulting or advisory services hereunder, but will act solely in the capacity of an independent contractor. Consultant shall not hold herself out as, or give any person, entity or business any reason to believe that Consultant is, an employee, agent, joint venturer or partner of QRS. Consultant shall not have any authority to negotiate or enter into any contract, or incur any obligation or otherwise make any binding agreement, on behalf of or with respect to QRS.

7.
Consultant Responsible for all Taxes.    QRS will not withhold or make payments for state or federal income tax or social security contributions, make unemployment insurance or disability insurance contributions, or obtain workers' compensation insurance on the Consultant's behalf. Consultant agrees to accept exclusive liability for complying with all applicable laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the compensation paid to Consultant under this Agreement. Consultant agrees to indemnity, defend and hold QRS harmless against any and all claims or liabilities with respect to taxes and contributions, including, without limitation, interest, penalties and attorneys' fees ("Tax Claims"), and such obligation shall survive the termination or expiration of this Agreement. In order to provide for just and equitable contribution in any case in which QRS makes a claim for indemnification hereunder but it is finally judicially determined that such indemnification may not be enforced, then Consultant shall contribute that amount of the Tax Claims directly resulting from the Consultant's breach of obligations under this Agreement.

8.
No Conflicting Obligations.    Consultant represents and warrants that the execution, delivery and performance of this Agreement will not, directly or indirectly, result in any violation or breach of any agreement or other instrument to which Consultant is a party or by which Consultant is bound, or result in a violation of any law, rule, regulation, order judgment or decree (including any rule or regulation of a professional society or similar group) to which Consultant is subject. Among other things, Consultant shall not disclose or otherwise make available to QRS in any manner any confidential information of Consultant or received by Consultant from third parties. Consultant further represents and warrants that the execution, delivery and performance of this Agreement does not and shall not require any consent, approval, authorization or permit of, or filing or notification to, any governmental or professional entity.

9.
Confidentiality.    Consultant acknowledges and agrees that the obligations of confidentiality and nondisclosure under the Confidentiality/Nondisclosure Agreement executed by Consultant (and attached hereto as Exhibit A) shall apply to any confidential and proprietary information that Consultant receives or to which Consultant may be exposed during the course of the Consultant's performance of this Agreement. The obligations of such Confidentiality/Nondisclosure Agreement shall survive any termination, expiration or suspension of this Agreement.

10.
General.    This Agreement shall bind the heirs, personal representatives, successors, permitted assigns, executors and administrators of both Consultant and QRS, and inure to the benefit of both Consultant and QRS, their heirs, successors and permitted assigns, as the case may be. This Agreement and the related Confidentiality/Nondisclosure Agreement constitute the complete, final and exclusive embodiment of the entire agreement between Consultant and QRS with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof. This Agreement may not be amended or modified except by a written instrument executed by each party. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws principles. If any provision of this Agreement is determined to be invalid or unenforceable, it shall be valid and enforceable to the fullest extent reasonable and enforceable and the remainder of this Agreement shall not be impaired or otherwise affected. A failure of either Consultant or QRS to enforce the provisions of the Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or QRS to enforce each and every such provision. Any notices required or permitted hereunder shall be given to the appropriate party at the address set forth above or at such other address as the party shall specify in writing. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute a11 effective, binding agreement on the part of each of the undersigned.

        IN WITNESS WHEREOF,    the parties have executed this Agreement as of the date first written above.

CONSULTANT		QRS CORPORATION
By	/s/ TANIA AMOCHAEV Tania Amochaev	By	/s/ LEONARD R. STEIN Leonard R. Stein Senior Vice President, General Counsel and Corporate Secretary
Dated:	May 14, 2002	Dated:	May 14, 2002

EXHIBIT A

CONFIDENTIALITY/NONDISCLOSURE AGREEMENT

        This Confidentiality/Nondisclosure Agreement (this "Agreement") is effective and delivered as of the date set forth below and is made by the undersigned, both in his or her individual capacity and on behalf of the entity, if any, that such person represents (such individual and entity collectively referred to in the first person singular, i.e. "I" or "me"), in favor of, and for the benefit of, QRS CORPORATION("QRS").

        In the course of the discussions between QRS and me regarding a possible business relationship (and thereafter, during the performance of any such relationship), I recognize that certain non-public, confidential and proprietary information may be furnished to me or my directors, officers, employees, affiliates, representatives (including, without limitation, my financial advisors, attorneys and accountants) or agents (collectively, "my Representatives") by QRS or its directors, officers, employees, affiliates, representatives (including, without limitation, QRS's financial advisors, attorneys and accountants) or agents (collectively, "QRS's Representatives"). Such information ("Confidential Information") includes any oral or written non-public information furnished by QRS or QRS's Representatives (or that may otherwise be obtained by me from a walk-through inspection of QRS's facilities), whether before, on or after the date hereof, regardless of the manner in which it is furnished, to me or my Representatives, together with all analyses, compilations, forecasts, studies or other documents prepared by me or my Representatives, which contain or reflect any such information of a business or technical nature, including, without limitation, inventions, trade secrets, ideas, processes, formulas, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, software designs and development technology, as well as information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, and suppliers and customers.

        I agree that any Confidential Information received shall be held in strict confidence by me and my Representatives; shall be used by me and my Representations only in connection with evaluating the proposed business relationship referred to above; shall not be disclosed, directly or indirectly, by me or my Representatives to anyone except my Representatives who have agreed in writing to be bound by the terms of this Agreement and who need to know the Confidential Information for the purpose of evaluating the proposed business relationship; and shall not be disclosed, directly or indirectly, to third parties without the prior written consent of QRS. Among other things, I shall not, directly or indirectly, disclose or otherwise use any Confidential Information in deciding to (or advising others to) buy, sell or otherwise deal in securities of QRS. Without limiting the generality of the foregoing, I shall exercise no less care to safeguard the Confidential Information than I exercise in safeguarding my own non-public, confidential and proprietary information. In addition, I shall not, without the prior written consent of QRS, disclose to any third party the fact that Confidential Information has been made available or that discussions or negotiations are taking place concerning a possible business relationship. I will cause my Representatives to observe the terms of this Agreement, and I will be responsible for any breach of this Agreement by any of my Representatives. I shall promptly notify QRS of any breach of this Agreement by me or my Representatives of which I become aware, and shall cooperate fully in pursuing any lawful remedies therefor.

        The foregoing restrictions on my disclosure and use of Confidential Information shall not apply to the extent that such information: (a) is or becomes generally available to the public other than as a result of a disclosure by me or my Representatives, (b) was available to me on a non-confidential basis prior to its disclosure by QRS or QRS's Representatives, as evidenced by my records, or (c) becomes available to me on a non-confidential basis from a person other than QRS or QRS's Representatives who is not bound by a confidentiality agreement with QRS or any of QRS's Representatives, or is not otherwise under an obligation to QRS or any of QRS's Representatives not to transmit the information to me; provided, however, that I shall have the burden of proof respecting any of the aforementioned events on which I rely as relieving me of any restrictions hereunder, and provided further, that in the case of (a) and/or (c) above, the removal of restrictions shall be effective only as of the date of occurrence of the applicable event.

        In the event that I or any of my Representatives am or is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, I agree that I will provide QRS with prompt written notice of such request or requirement in order to enable QRS to seek an appropriate protective order or other remedy, to consult with me with respect to QRS's taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement. If no such protective order or other remedy is obtained or QRS waives compliance with the terms of this Agreement, I or my Representatives will furnish only that portion of the Confidential Information which I am reasonably advised by counsel is legally required and I will use my reasonable best efforts to ensure that all Confidential Information and other information that is so disclosed will be accorded confidential treatment.

        The furnishing of Confidential Information shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action (except as to permitted activities hereunder), by QRS to me or my Representatives under any of QRS's patents or other intellectual property rights.

        If I decide not to proceed with the proposed business relationship, or at any time upon QRS's request, I shall promptly destroy (providing written confirmation of such destruction) or return all written, graphic or other tangible forms of the Confidential Information and all copies thereof, except for one copy which may be retained for record retention purposes only and shall remain subject to the disclosure and use restrictions of this Agreement. Any oral Confidential Information will continue to be subject to the terms of this Agreement.

        I acknowledge and agree that none of QRS or any of QRS's Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Confidential Information, and I agree that no such person or entity shall have any liability to me as a result of the use of the Confidential Information by me or any of my Representatives, it being understood that only those specific representations and warranties which may be made in a definitive agreement with respect to the proposed business relationship when, as and if such an agreement is executed shall have any legal effect. It is similarly understood that this Agreement does not contain all matters upon which agreement must be reached in order for the proposed business relationship to be consummated and, therefore, QRS is not in any way bound hereunder with respect to the proposed business relationship.

        I understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement and that QRS shall be entitled to equitable relief (including, but not limited to, an injunction or specific performance) without proof of actual damages in the event of any breach by me or my Representatives of the provisions of this Agreement. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final order that this Agreement has been breached by me or my Representatives, then I will reimburse QRS for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such litigation. I hereby (a) submit to the jurisdiction of any federal court sitting in San Francisco, California or any state court sitting in Contra Costa County, California with respect to all actions and proceedings arising out of or relating to this Agreement (although QRS reserves the right to bring such action or proceeding in any other jurisdiction to which I am subject), (b) agree that all claims with respect to any such action or proceeding may be heard and determined in such court, (c) waive the defense of an inconvenient forum, (d) consent to service of process upon me by mailing or delivering such service to me at my principal business address as of the date hereof, and (e) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement contains the entire agreement relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements. No failure or delay by QRS in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No amendment or modification of this Agreement or waiver of the terms or conditions hereof shall be binding upon me or QRS except by mutual written agreement of each of QRS and me. Any assignment of this letter agreement by me without QRS's prior written consent shall be null and void. This Agreement shall be binding upon me and my heirs, legal representatives, successors, and permitted assigns, and shall inure to the benefit of QRS and its successors and assigns.

By		Date

Print Name:	Tania Amochaev

EXHIBIT B

Allocation of Accelerated Shares

QRS Corporation                                                     Personnel Summary
                                                                                          as of 5/14/02

Name	ID	Option Number	Option Date	Plan/Type	Shares	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
Amochaev, Tania		00000289	5/1/92	1990/NQ	156,000	$0.17	156,000	156,000	0	0	0	0
		00000383	12/2/94	1993/NQ	101,881	$9.42	17,786	101,881	0	0	84,095	84,095
		00000384	12/2/94	1993/NQ	10,618	$9.42	7,963	10,618	0	0	2,655	2,655
		00000385	12/2/94	1993/ISO	37,500	$9.42	37,500	37,500	0	0	0	0
		00000419	12/18/95	1993/NQ	37,500	$12.17	27,375	37,500	0	0	10,125	10,125
		00000477	12/23/96	1993/NQ	18,144	$19.33	696	18,144	0	0	17,448	17,448
		00000478	12/23/96	1993/NQ	606	$19.33	0	606	0	0	606	606
		00000668	5/5/98	1993/NQ	7,500	$30.58	0	7,500	0	0	7,500	7,500
		00000964	5/11/99	1993/NQ	7,500	$43.17	0	0	7,500	0	0	0
		00000978	5/14/99	1993/NQ	7,500	$43.17	0	0	7,500	0	0	0
		00001296	1/3/00	1993/NQ	15,000	$103.00	0	0	15,000	0	0	0
		00001986	1/2/01	1993/NQ	10,000	$12.75	0	7,708	2,292	0	7,708	7,708
		00002060	7/26/01	1993/NQ	10,000	$15.85	0	6,250	3,750	0	6,250	6,250
		002122	1/2/02	1993/NQ	10,000	$13.60	0	5,208	4,792	0	5,208	5,208
Account: Amochaev, Tania
					429,749		247,320	388,915	40,834	0	141,595	141,595
*
All vested options may be exercised up to and including 90 days following the later of (i) the termination of your Consulting Agreement or (ii) August 20, 2003.

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CONSULTING AGREEMENT
CONFIDENTIALITY/NONDISCLOSURE AGREEMENT
Allocation of Accelerated Shares